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                                                                      Exhibit 99



                           CONTACT:  REGIS CORPORATION:
                                     Paul D. Finkelstein - President, CEO
                                     Randy L. Pearce - Chief Financial Officer
                                     (612) 947-7000


                                     MORGEN-WALKE ASSOCIATES
                                     Ed Bisno/Theresa Schillero Media
                                     Contact-Stacy Berns/Lauren Gargano
                                     (212) 850-5600




           REGIS CORPORATION SIGNS DEFINITIVE AGREEMENT TO MERGE WITH
                  THE BARBERS, HAIRSTYLING FOR MEN & WOMEN INC.
      - REGIS BECOMES SOLE PROVIDER OF SALON SERVICES IN WAL-MART STORES -


     Minneapolis, MN, January 25, 1999 - In a joint press release, Regis Corporation (Nasdaq:RGIS), the largest owner, operator, franchisor, and consolidator of hair and retail product salons in the world, and The Barbers, Hairstyling for Men & Women, Inc., (Nasdaq:BBHF), a national franchisor, owner and operator of 979 affordable hair care salons, announced today they have signed a definitive agreement to merge in a stock-for-stock transaction. Upon completion of the merger, Regis Corporation will own, operate and franchise over 4,600 salons world wide, including over 1,700 franchised units.

     Terms of the agreement call for each shareholder of The Barbers to receive
0.33 shares of Regis common stock, or approximately 1.5 million shares in total, representing a fully diluted ownership interest of approximately 5.8 percent of the combined companies. Based on Regis' closing stock price of $38.31 per share on January 22, 1999, The Barbers shareholders would receive a value of $12.77 per share. The transaction is intended to be accounted for as a pooling-of-interests. Piper Jaffray, Inc. acted as financial advisor to the Board of Directors of The Barbers. Paul D. Finkelstein, President and Chief Executive Officer of Regis Corporation, stated, "We are most pleased to announce this transaction. The merger of The Barbers with Regis


                                    - more -


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Corporation not only makes strong financial sense but also strategically combines two of the industry's leading companies. The Barbers management team brings Regis 35 years of experience in franchising hair salons. In addition, with the merger, Regis becomes the sole provider of salon services in Wal-Mart. This opportunity should allow Regis to exceed 1,000 Wal-Mart salons in the near future. Currently, on a combined basis there are 336 company-owned salons and 149 franchised units operating in Wal-Mart. Within the next four years we foresee 750 company-owned and 250 franchised Wal-Mart salons."

     Following completion of the transaction, Fred Huggins, Jr., President and Chief Executive Officer of The Barbers will join the senior management team of Regis Corporation.

     The Barbers Chairman of the Board, Flo Francis, commented, "We are extremely pleased to reach this agreement with Regis Corporation and look forward to The Barbers becoming a part of this very successful and talented company. This merger accomplishes many long-sought and desirable goals."

     Mr. Finkelstein further commented, "It is important to note that The Barbers compounded annual growth rate for earnings the last four years has exceeded that of Regis and we expect this transaction to be immediately accretive to future earnings. In addition, Regis will provide The Barbers franchise group with an exit strategy they otherwise currently do not have. Lastly, we strongly believe that the merger is complimentary to Regis' Supercuts division and The Barbers salon concepts as the customer bases and operational strategies are sufficiently different."

     The transaction is subject to shareholder approval of The Barbers, and is anticipated to be completed near the end of Regis' fiscal year ending, June 1999.

     The Barbers, Hairstyling for Men & Women, Inc., based in Minneapolis, provides hair styling and hair care products through 979 franchised and company-owned salons, operating primarily under the names Cost Cutters, City Looks Salons International and We Care Hair. At the end of their most recent fiscal year, September 24, 1998, The Barbers generated annualized revenue of $26 million and system-wide sales of $211 million.

     Regis Corporation, based in Minneapolis, is the largest owner, operator, franchisor and consolidator of hair and retail salons in the world. Regis operates and franchises over 3,600 salons in six divisions: Regis Hairstylists, Strip Center Salons (primarily Supercuts), MasterCuts, Trade Secret, Wal-Mart/SmartStyle Family Hair Salons, and International and has more than 29,000 employees worldwide. ###